Exhibit 3.3

Number: BC1325152

CERTIFICATE

OF

AMALGAMATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that 1247666 B.C. LTD., incorporation number BC1247666, and LANNISTER MINING CORP., incorporation number BC1261531 were amalgamated as one company under the name LANNISTER MINING CORP. on September 21, 2021 at 11:50 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On September 21, 2021 CAROL PREST Registrar of Companies Province of British Columbia Canada

ELECTRONIC CERTIFICATE